As filed with the Securities and Exchange Commission on August 21, 2014

Registration Nos. 333-120606, 333-130941, 333-139918, 333-147387, 333-148740,

333-156799, 333-156800, 333-165392, 333-171978, 333-180010, and 333-187584

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-120606

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-130941

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-139918

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-147387

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-148740

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-156799

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-156800

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-165392

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-171978

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-180010

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-187584

ZIPREALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-03319956
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2000 Powell Street, Suite 300

Emeryville, CA 94608

(Address of Principal Executive Offices) (Postal Code)

1999 Stock Option Plan

2004 Equity Incentive Plan

Stock Option Award Agreements

(Full Title of the Plans)

Marilyn J. Wasser

Executive Vice President and General Counsel

Realogy Group LLC

175 Park Avenue, Madison, NJ 07940

(973) 407-5370

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-8 Registration Statements of ZipRealty, Inc., a Delaware corporation (“ZipRealty”) (collectively, the “Registration Statements”):

•	Registration Statement No. 333-120606 filed with the United States Securities and Exchange Commission (the “SEC”) on November 18, 2004 registering 2,872,429 shares of ZipRealty’s common stock, par value $0.001 per share (“Shares”), under the ZipRealty, Inc. 1999 Stock Option Plan (the “1999 Plan”) and 1,259,446 Shares under the ZipRealty, Inc. 2004 Equity Incentive Award Plan (the “2004 Plan”).

•	Registration Statement No. 333-130941 filed with the SEC on January 10, 2006 registering 810,932 Shares under the 2004 Plan.

•	Registration Statement No. 333-139918 filed with the SEC on January 11, 2007 registering 864,905 Shares under the 2004 Plan.

•	Registration Statement No. 333-147387 filed with the SEC on November 14, 2007 registering 180,000 Shares under Stock Option Award Agreement.

•	Registration Statement No. 333-148740 filed with the SEC on January 18, 2008 registering 945,621 Shares under the 2004 Plan.

•	Registration Statement No. 333-156799 filed with the SEC on January 20, 2009 registering 810,916 Shares under the 2004 Plan.

•	Registration Statement No. 333-156800 filed with the SEC on January 20, 2009 registering 325,000 Shares under Stock Option Award Agreement.

•	Registration Statement No. 333-165392 filed with the SEC on March 11, 2010 registering 817,140 Shares under the 2004 Plan.

•	Registration Statement No. 333-171978 filed with the SEC on January 31, 2011 registering 821,654 Shares under the 2004 Plan.

•	Registration Statement No. 333-180010 filed with the SEC on March 9, 2012 registering 822,606 Shares under the 2004 Plan.

•	Registration Statement No. 333-187584 filed with the SEC on March 28, 2013 registering 827,702 Shares under the 2004 Plan.

ZipRealty is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by ZipRealty pursuant to the above referenced Registration Statements.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2014, by and among Realogy Group, LLC, a Delaware limited liability company (“Realogy”), Honeycomb Acquisition, Inc., a Delaware corporation (“Purchaser”) and ZipRealty, on August 14, 2014, Purchaser merged with and into ZipRealty (the “Merger”), with ZipRealty surviving as a wholly-owned indirect subsidiary of Realogy. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each Share then outstanding (other than Shares that are held by any stockholders who are entitled to and who properly demanded appraisal in connection with the Merger) was converted into the right to receive $6.75 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, except for Shares then owned by Realogy or Purchaser and Shares held in treasury of ZipRealty, which Shares were cancelled and retired and ceased to exist, and no consideration will be delivered in exchange therefor.

As a result of the consummation of the transactions contemplated by the Merger Agreement, ZipRealty has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by ZipRealty in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, ZipRealty hereby removes and withdraws from registration any and all securities of ZipRealty registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on the 21st day of August, 2014.

ZIPREALTY, INC. (Registrant)

By:	/s/ Charles C. Baker
Charles C. Baker Chief Executive Officer

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